EXHIBIT 99.2
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended November 30, 2003
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
EMPLOYEES' INVESTMENT PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

Exhibit 99.2
Page 1 of 18

REQUIRED INFORMATION

Item 1.
The audited statement of net assets available for Plan benefits as of the end of the latest two fiscal years of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in net assets available for Plan benefits for each of the latest two fiscal years of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Registered Public Accounting Firm is attached hereto as Exhibit C.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

EMPLOYEES' INVESTMENT PLAN
CATERPILLAR INC. (Issuer)

May 27, 2004	By:	/s/F. Lynn McPheeters

		Name:	F. Lynn McPheeters
		Title:	Vice President and Chief Financial Officer

Exhibit 99.2
Page 2 of 18

Caterpillar Inc.
Employees' Investment Plan
Financial Statements and Supplemental Schedules
November 30, 2003 and 2002

Exhibit 99.2
Page 3 of 18

Report of Independent Registered Public Accounting Firm

To the Participants, Investment Plan Committee
 and Benefits Funds Committee of the
 Caterpillar Inc. Employees' Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Caterpillar Inc. Employees' Investment Plan (the "Plan") at November 30, 2003 and 2002, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As further discussed in Note 1, a significant portion of the participants in the Plan were transferred into the Caterpillar Inc. Employees' 401(k) Plan during 2003.

The supplemental Schedule H, line 4i-Schedule of Assets (Held at End of Year) that accompanies the Plan's financial statements does not disclose the historical cost of certain nonparticipant directed plan assets held by the Plan trustee.  Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
May 27, 2004

Exhibit 99.2
Page 4 of 18

EXHIBIT A
Caterpillar Inc. Employees' Investment Plan Statement of Net Assets Available for Benefits November 30, 2003 and 2002

(in thousands of dollars)	2003	2002
Investments
Interest in the Caterpillar Inc. 401(k) Master Trust	$37,169	$1,298,280
Caterpillar Inc. common stock	48,721	959,737
Other investments	590	52,859

Total investments	86,480	2,310,876

Participant contributions receivable	-	1,430
Employer contributions receivable	-	770
Interest and dividends receivable	-	15

Net assets available for benefits	$86,480	2,313,091

Liabilities
Trade settlement payable	-	(1,848)

Net assets available for benefits	$86,480	$2,311,243

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2
Page 5 of 18

EXHIBIT B
Caterpillar Inc. Employees' Investment Plan Statement of Changes in Net Assets Available for Benefits Years Ended November 30, 2003 and 2002

(in thousands of dollars)	2003	2002

Contributions
Participants	$12,409	$130,401
Employer	3,953	39,101

Total contributions	16,362	169,502

Investment income (loss)
Interest	8	38
Dividends	13,396	26,457
Net appreciation (depreciation) in fair value of
Common stock	111,348	42,349
Collective trust fund	75	197
Registered investment companies	728	(6,175)
Plan interest in net investment (loss) of Master Trust	(51,013)	(65,552)

Net investment income (loss)	74,542	(2,686)

Deducations
Withdrawals	(127,490)	(185,105)
Transfers (to) from other plans, net	(2,188,177)	3,020

Withdrawals and transfers, net	(2,315,667)	(182,085)

Decrease in net assets available for benefits	(2,224,763)	(15,269)
Net assets available for benefits
Beginning of year	2,311,243	2,326,512

End of year	$86,480	$2,311,243

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2
Page 6 of 18

Caterpillar Inc.
Employees' Investment Plan
Notes to Financial Statements
November 30, 2003 and 2002

1.  Plan Description

The following description of the Caterpillar Inc. Employees' Investment Plan (the "Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible employees of the Company and its subsidiaries (the "participating employers") which adopt the Plan to accumulate funds. The Plan is subject to the provisions of the Employee Retirement Income Security Act, as amended (ERISA).

Participation
Prior to January 1, 2003, employees, other than those employed under collective bargaining agreements, that met certain age, service and citizenship or residency requirements were eligible to participate in the Plan. Participation commenced upon an eligible employee filing an application with the Investment Plan Committee. Participating eligible employees (the “participants”) may acquire ownership interests in the Company through purchases of its common stock (Part 1). Additionally, certain employee groups may defer a portion of their compensation until retirement under the Special Investment Supplement of the Plan (Part 2).

Effective January 1, 2003, contributions of certain management, salaried and non-bargaining hourly employees ceased in both Parts 1 and 2 of the Plan, and these employees immediately became eligible to participate in the newly established Caterpillar Inc. Employees' 401(k) Plan. The Part 1 and Part 2 balances of these employees transferred to the Caterpillar Inc. Employees' 401(k) Plan as of August 4, 2003, and January 1, 2003, respectively. Caterpillar notified all affected employees of the change in Plan participation.  Total assets transferred from Part 1 and Part 2 were  $930,203,994  and $1,263,021,924, respectively.

For the year ended November 30, 2003, employees of the Caterpillar Paving Products Inc. and Caterpillar Work Tools Inc. subsidiaries, Solar Turbines Incorporated Union employees, and the Peoria and Joliet Guards continued to be eligible to participate in Part 1 of the Plan. The Guards are also eligible to participate in Part 2.

Participant Accounts
Accounts are separately maintained for Part 1 and Part 2 for each participant. The participant's account under Part 1 is credited with the participant's contribution, the employer's contribution and an allocation of Plan earnings. The participant's account under Part 2 of the Plan is credited with the participant's contribution as defined below and an allocation of Plan earnings. Allocations of earnings are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested accounts.

Loan Provisions
The Plan provides for participant loans against eligible participants' Part 2 account balances. Eligible participants obtain participant loans by filing a loan application with the Company and receiving approval thereof. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain regulatory restrictions. Loan repayment terms may range from 6 to 117 months depending on the type of loan and bear interest at the prime interest rate plus 1 percent rounded to the nearest whole percent, as determined at the time of loan origination. Repayments, including interest, are made through after-tax payroll deductions and are credited to the individual participant's account balance.

Exhibit 99.2
Page 7 of 18

Contributions
Part 1
Participant contributions are made through after-tax payroll deductions based on a percentage (2 to 6 percent) of total earnings as elected by the employee. Participants with 25 or more years of service with the employers may contribute an additional 1 to 4 percent of earnings.

Employer contributions are 50 percent, 66-2/3 percent or 80 percent of participant contributions (up to 6 percent of earnings), based on the participant's years of service.

Part 2
Participant contributions are made through a pretax compensation deferral as elected by the participants and are contributed to the Plan by the participating employers. The compensation deferral was limited by the Internal Revenue Code to $12,000 in 2003 and $11,000 in 2002.

Through December 31, 2002, certain employee groups also received a Company matching contribution ranging from 100 percent of the first 2 percent and 50 percent in excess of 2 percent up to 8 percent of the participants' eligible compensation.

Investment Programs
Part 1
Effective June 30, 2001, ongoing employer and participant contributions are invested entirely in Caterpillar Inc. common stock.  Prior to June 30, 2001, participants could elect to have their contributions invested as follows:  (1) 100 percent in Caterpillar Inc. common stock or (2) 50 percent in Caterpillar Inc. common stock and 50 percent in a short-term investment vehicle.  Through the year-ended November 30, 2003, the short-term investment vehicle utilized for Part 1 is the Collective Government Short-Term Investment Fund, managed by the Northern Trust Company.

Part 2
Prior to October 1, 2003, participants elected to have their contributions invested in any combination of the following thirteen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Asset Allocation Fund
*	Preferred Stable Principal Fund	*	Preferred Fixed Income Fund
*	Preferred Short-Term Government Fund	*	Preferred Small Cap Growth Fund
*	Preferred Money Market Fund	*	Northern Trust Russell 3000
*	Preferred Large Cap Value Fund	*	Preferred Mid Cap Growth Fund
*	Preferred International Value Fund	*	Preferred International Growth Fund
*	Preferred Large Cap Growth Fund

Exhibit 99.2
Page 8 of 18

Subsequent to October 1, 2003, participants can elect to have their contributions invested in any combination of the following seventeen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Fixed Income Fund
*	Northern Trust Russell 3000	*	Preferred Short-Term Government Fund
*	Preferred International Growth Fund	*	Preferred Stable Principal Fund
*	Preferred International Value Fund	*	Preferred Money Market Fund
*	Preferred Small Cap Growth Fund	*	Model Portfolio – Income
*	Preferred Mid Cap Growth Fund	*	Model Portfolio – Conservative Growth
*	Preferred Large Cap Growth Fund	*	Model Portfolio – Moderate Growth
*	Preferred Large Cap Value Fund	*	Model Portfolio – Growth
*	Preferred Asset Allocation Fund

The Model Portfolios were added as investment options in October 2003. Each portfolio contains a specific mix of the Plan’s core 401(k) investments. Each portfolio’s mix of stocks and bonds is automatically rebalanced on the last business day of each calendar quarter. The targeted percentage of stocks and bonds in each of the Model Portfolios is as follows:

*	Income	20% Stocks and 80% Bonds
*	Conservative Growth	40% Stocks and 60% Bonds
*	Moderate Growth	60% Stocks and 40% Bonds
*	Growth	80% Stocks and 20% Bonds

In addition, a self-directed fund option allows participants to invest in various other mutual funds outside of the standard Plan options. State Street Bank served as custodian for funds invested through this self-directed fund option in plan year 2002.  Harris Direct serves as custodian for funds invested through this self-directed fund option effective February 1, 2003.

See also Item 5. Related Parties.

Vesting and distribution provisions
Part 1

Participants are immediately fully vested at all times in participant contributions and earnings thereon.

Prior to January 1, 2003, participants began vesting in employer contributions generally after the end of the second year of Plan participation. Participants generally vested at the rate of 33 percent per year, resulting in full vesting by participants in employer contributions after five years of service with the Company. Any amounts not vested at withdrawal were forfeited and applied to reduce the amount of future employer contributions to the Plan. Participant shares became fully vested upon retirement, permanent disability or death. The Plan was amended effective January 1, 2003, to provide for full and immediate vesting in Company contributions made to the Plan for participants who had at least one hour of service on or after that date. Participants who did not have an hour of service on or after January 1, 2003, but who had at least one hour of service on or after December 1, 2002, became fully vested in the Company contributions credited to their accounts if they had completed three or more years of service.

While an employee, a participant may elect to withdraw all participant contributions and related earnings as provided by the Plan. Employer contributions may also be withdrawn based on vested status as provided by the Plan. Upon termination of employment, participants may elect (with spousal consent, if applicable) to receive their account balances by immediate distribution or a deferred distribution. If termination is due to retirement or disability, participants may elect (with spousal consent, if applicable) various annuity payments.

Exhibit 99.2
Page 9 of 18

Part 2
Participants are immediately fully vested at all times in their participant contributions and earnings thereon. Upon termination of employment for any reason, including death, retirement or total and permanent disability, or upon Plan termination, the vested balances in participants' accounts are distributable.

Participants vest immediately in the Company's matching contributions and the earnings thereon.

Transfers from Part 1 to Part 2
On a monthly basis, participants over the age of 40 are allowed to transfer some or all of their vested balances in the Part 1 accounts to Part 2 of the Plan.  Transfers keep after-tax status upon the transfer into Part 2.  Participants are allowed only one such transfer per month.  Effective January 1, 2003, for certain management, salaried and non-bargaining hourly employees, these transfers from Part 1 were automatically invested in the Caterpillar Inc. Employees' 401(k) Plan in lieu of Part 2 of the Plan.

Administration
The Plan is administered by the Investment Plan Committee of Caterpillar Inc., which is responsible for nonfinancial matters, and the Benefits Funds Committee of Caterpillar Inc., which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into trust agreements with The Northern Trust Company to receive contributions, administer the assets of the Plan and distribute withdrawals pursuant to the Plan.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, each participant in Part 1 shall have a fully vested interest in the assets attributable to employer contributions and earnings thereon. For Part 2, any unallocated assets of the Plan will be allocated to participant accounts and distributed in such a manner as the Company may determine.

Plan qualification
The Plan obtained its latest determination letter on May 15, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

Risks and Uncertainties
The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities, including a significant amount of common stock of the Company. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

2.  Summary of Significant Accounting Policies

Basis of Accounting
The Plan's accounts are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Exhibit 99.2
Page 10 of 18

Investments
The Plan's investments are stated at fair value. Caterpillar Inc. common stock is valued at quoted market prices. The fair value of the Plan's investment in the Collective Government Short-Term Investment Fund is valued at the market value of the underlying investments. The Plan's interest in the 401(k) Master Trust is valued as described in Note 4. Shares of registered investment companies included in the self-directed fund option are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Income from investments is recorded as earned. Purchases and sales of securities are recorded on a trade-date basis. Trade settlement payable represents purchases with a trade-date before year-end and a settlement date subsequent to year-end.

Contributions
Contributions to the Caterpillar Common Stock Fund under Part 1 of the Plan are made directly to the trust and shares are immediately purchased by the trust on the open market.

Administrative Expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Transfers
As detailed in Note 1, on a monthly basis, participants over the age of 40 are allowed to transfer vested balances in the Part 1 accounts to Part 2 of the Plan.

Transfers from other plans generally represent account balance transfers for participants who transfer from one plan to another plan.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

3.  Investments
The following Plan investments represent 5% or more of the net assets available for Plan benefits as of November 30, 2003 and 2002:

(in thousands of dollars)	2003	2002

Nonparticipant-directed Caterpillar Inc. Common Stock Fund (Part 1)	$48,721	$959,737
Participant-directed Caterpillar Inc. Common Stock Fund (Part 2)	19,232	359,777
Preferred Large Cap Growth Fund	4,646	198,731
Preferred Large Cap Value Fund	-	166,732
Preferred Stable Principal Fund	-	145,428
Preferred Money Market Fund	-	131,085

Exhibit 99.2
Page 11 of 18

All employer-matching contributions under Part 1 of the Plan are directed by the Company into a Caterpillar Inc. Common Stock Fund. By definition, this fund is nonparticipant directed. Details of the net assets of Part 1 - Caterpillar Inc. Common Stock Fund, and significant components of the changes in net assets relating to this fund, are as follows:

(in thousands of dollars)	2003	2002

Net assets - Part 1 Caterpillar Inc. Common Stock Fund
Caterpillar Inc. common stock	$48,721	$959,737
Common and collective trust	8	1,781
Employer contributions receivable	-	770
Participant contributions receivable	-	1,430
Interest and dividends receivable	-	3
Transfers payable to Part 2	(68)	(1,886)
Other (payables) receivables	-	(1,848)

Net assets - Part 1 Caterpillar Inc. Common Stock Fund	$48,661	$959,987

(in thousands of dollars)	2003	2002

Changes in net assets - Part 1 Caterpillar Inc.
Common Stock Fund
Employer contributions	$3,953	$38,642
Participant contributions	7,369	70,730
Interest and dividends	13,404	26,495
Net appreciation	111,348	42,349
Withdrawals	(117,205)	(88,680)
Transfers to Part 2/New 401K	(930,195)	(41,517)

Net (decrease) increase	$(911,326)	48,019

4.  Master Trust

Under a Master Trust agreement with The Northern Trust Company (the "Trustee"), Part 2 of the Caterpillar Inc. Employees' Investment Plan (EIP), Caterpillar Inc. Employees' 401K Plan, the Solar Turbines Incorporated Savings and Investment Plan and the Caterpillar Inc. Tax Deferred Savings Plan pool their investments in the Caterpillar Inc. Employees'  401(k) Master Trust (the "Master Trust") in exchange for a percentage of participation in the Trust.

The percentage of the Plan's participation in the Master Trust was determined based on the November 30, 2003 and 2002 fair values of net assets, as accumulated by the Trustee for the investment funds of each plan. At November 30, 2003 and 2002, the Plan's pro rata interest in the quoted fair values of net assets of the Master Trust was 1.17 percent and 83.00 percent, respectively.

Investment Valuation
The Master Trust's investments are stated at fair value. Common stock and cash and cash equivalents are valued at quoted market prices. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Master Trust at year end. Common and collective trust investments are valued at the fair value of the underlying investments.

The net investment income or loss of the Master Trust is reflected in the financial statements of the Plan based on the actual earnings of each investment fund as allocated to the Plan based on average investment balances throughout the year.

Exhibit 99.2
Page 12 of 18

Details of the Master Trust net assets and significant components of the net investment income (loss) of the Master Trust are as follows:

(in thousands of dollars)	2003	2002

Investments, at fair value
Cash and cash equivalents	$18,645	$16,482
Common stock	1,593,800	400,800
Registered investment companies	1,189,579	919,128
Common and collective trusts	299,284	204,409

Total investments	3,101,308	1,540,819
Dividend and interest receivable	378	16
Transfers receivable from EIP Part 1	79	1,886
Contributions receivable	12,433	5,000
Other, net	(878)	(929)

Net assets of Master Trust	$3,113,320	$1,546,792

(in thousands of dollars)	2003	2002

Investment income (loss)
Interest	$8	$2,291
Dividends	13,396	26,457
Net appreciation (depreciation) in fair value of
Common stock	523,774	9,587
Registered investment companies	124,290	(126,425)
Common and collective trusts	14,748	7,475

Net Master Trust investment income (loss)	$676,216	$(80,615)

5.  Related Parties

The Employees’ Investment Plan invests in the Northern Trust Collective Government Short-Term Investment Fund that is sponsored and managed by The Northern Trust Company, the Trustee for the Plan.

The Master Trust invests mainly in the Preferred Group of Mutual Funds, registered investment companies that are sponsored by Caterpillar Investment Management Ltd. (CIML), a wholly-owned subsidiary of Caterpillar, Inc. The investment options available to the participants are summarized in Note 1. The Master Trust also invests in the Northern Trust Russell 3000 Fund, which is sponsored and managed by The Northern Trust Company, the Trustee for the Master Trust.

CIML manages the Preferred Short-Term Government Fund while all other funds are managed by unrelated investment managers. Caterpillar Securities, Inc., a wholly-owned subsidiary of CIML, distributes the shares of the mutual funds to the Master Trust.

Exhibit 99.2
Page 13 of 18

6.  Subsequent Events
Effective January 14, 2004, employees of the Caterpillar Paving Products Inc. and Caterpillar Work Tools Inc. subsidiaries ceased to contribute to Part 1 of the Plan, and these employees immediately became eligible to participate in the Caterpillar Inc. Employees’ 401(k) Plan. Effective January 14, 2004, Solar Turbines Incorporated Union employees also ceased to contribute to Part 1 of the Plan, and these employees immediately became eligible to make after-tax contributions and receive matching employer contributions in the existing Solar Investment Plan. (The Solar Investment Plan also permits payroll deductions on a pre-tax basis.) The Plan balances of Caterpillar Paving Products Inc., Caterpillar Work Tools Inc. and Solar Turbines Incorporated employees transferred out of Part 1 of the Plan as of January 14, 2004, were $50,481,509.

Guards at Peoria and Joliet are the only remaining eligible participants of this Plan as of January 14, 2004.

Caterpillar notified all affected employees of the change in Plan participation.

Exhibit 99.2
Page 14 of 18

Supplemental Schedules

Exhibit 99.2
Page 15 of 18

SCHEDULE I
Caterpillar Inc. Employees' Investment Plan EIN 36-3214040 EIN 36-6019621 Schedule H, Line 4i - Schedule of Assets Held at End of Year November 30, 2003

(a)	(b)	(c)	(d)	(e)
	Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Cost **	Current value

*	Caterpillar Inc.	Common stock; 640,643 shares	$ ***	$48,720,900

*	Northern Trust	Collective Short-Term Investment Fund; 8,064 units		8,064

*	Northern Trust	Collective Government Short-Term Investment Fund; 306,509 units		306,509

*	Caterpillar Inc.	401(k) Master Trust		37,169,549

	Harris Direct	Participant-directed Brokerage Account		197,319

*	Caterpillar Inc	Participant Loans (various maturity dates through November 23, 2007, various interest rates ranging from 5% to 11%)		77,727

		Total Investments		$86,480,068

* Denotes party in interest.
** Cost information is not applicable for participant directed investments.
*** Cost information is not available.

Exhibit 99.2
Page 16 of 18

SCHEDULE II
Caterpillar Inc. Employees' Investment Plan EIN 36-3214040 EIN 36-6019621 Schedule H, Line 4i - Schedule of Reportable Transactions Year Ended November 30, 2003

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Identity of party involved	Description of assets	Purchase price	Selling price	Lease rental	Expense incurred with transaction	Cost of asset	Current value of asset on transaction date	Net gain or (loss)

Caterpillar Inc.	Collective Short-Term:
	Series of 71 purchases	$26,234,146	$-	$-	$-	$26,234,146	$26,234,146	$-
	Series of 90 sales	$-	$38,457,251	$-	$-	$38,457,251	$38,457,251	$-

Exhibit 99.2
Page 17 of 18

EXHIBIT C

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 33-3718, as amended, and No. 33-39280) of Caterpillar Inc. of our report dated May 27, 2004 relating to the financial statements of the Caterpillar Inc. Employees' Investment Plan, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
May 27, 2004

Exhibit 99.2
Page 18 of 18